Exhibit 4(k)
DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The below description of the capital stock of The Campbell’s Company (the “Company”) is a summary and qualified in its entirety by reference to New Jersey law, the Company’s Restated Certificate of Incorporation, as may be amended (the “Charter”), and the Company’s Amended and Restated By-Laws, as may be amended (the “By-Laws”).

The Company has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): its shares of capital stock, par value $0.0375 per share (“Capital Stock”).

Authorized Shares

The Company’s authorized shares consist of 560,000,000 shares of Capital Stock and 40,000,000 shares of preferred stock issuable in one or more classes and series, with preferences, rights, restrictions and qualifications as established by the Board of Directors of the Company (the “Board of Directors”) without shareholder approval, including voting, dividend, redemption, liquidation, sinking fund, conversion and other rights (“Preferred Stock”). The shares of Preferred Stock of each class are without par value unless the amendment creating such class provides for a par value. No shares of Preferred Stock are outstanding.

Voting Rights

Each holder of Capital Stock is entitled to one vote per share on all matters submitted to a vote of shareholders, and may not cumulate their votes in an election for directors. Except as required by the Charter or the rules or regulations of any stock exchange applicable to the Company, or as otherwise provided by law or pursuant to any regulation applicable to the Company or its securities, matters are generally decided by a majority of the Capital Stock votes cast.

Dividend Rights

Holders of Capital Stock are entitled to such dividends as may be lawfully declared from time to time by the Board of Directors of the Company (the “Board of Directors”) from assets legally available for the payment of dividends, subject to the provisions of Preferred Stock and in compliance with the New Jersey Business Corporation Act, as amended (the “Act”).

Liquidation Rights

After satisfaction of creditors and the preferential liquidation rights of any Preferred Stock, the holders of Capital Stock are entitled to share, ratably, in the distribution of all remaining net assets.

Other Rights and Preferences

Holders of Capital Stock have no conversion, redemption or preemptive rights to subscribe to or acquire any of the Company’s securities. Capital Stock is not entitled to the benefit of any sinking fund provisions. There are no restrictions on transfer of Capital Stock, except as required by law.

Certain Other Provisions of the Charter, By-Laws or New Jersey Law

The Charter, By-Laws and/or New Jersey law include the following provisions that may have an effect of delaying, deferring or preventing a change in control of the Company.

Two-Thirds Stockholder Approval for Certain Corporate Actions. Except as otherwise required by the By-Laws or the Charter, action by the stockholders to adopt a proposed amendment to the Charter, adopt plans of merger or consolidation, sell all or substantially all of the Company’s assets, or dissolve the Company may be taken by the affirmative vote of two-thirds of the votes cast by the holders of Capital Stock entitled to vote thereon, subject to the rights of any holders of Preferred Stock entitled to vote thereon.

Effect of Preferred Stock. The Board of Directors is authorized to approve the issuance of Preferred Stock without stockholder approval and to determine the number of shares, the designations and the relative preferences, rights, restrictions and qualifications of any class or series of Preferred Stock. As a result, the Board of Directors could, without stockholder approval, authorize the issuance of Preferred Stock with voting, dividend, redemption, liquidation, sinking fund, conversion and other rights that could proportionately reduce, minimize or otherwise adversely affect the voting power and other rights of holders of Capital Stock or other classes or series of Preferred Stock or that could have the effect of delaying, deferring or preventing a change in control.

Board of Directors. The Board of Directors, by the affirmative vote of two-thirds of the directors in office, may remove a director for cause where, in their judgment, the continuation of the director in office would be harmful to the Company’s interests and may suspend the director for a reasonable period pending final determination that cause exists for removal.

New Jersey Shareholders Protection Act. We are subject to the provisions of Section 14A-10A of the Act, which is known as the “Shareholders Protection Act.” Generally, the Shareholders Protection Act prohibits a publicly held New Jersey corporation with its principal executive offices or significant business operations in New Jersey, like us, from engaging in any “business combination” with any “interested stockholder” of that corporation for a period of five years following the time at which that stockholder became an “interested stockholder,” unless such business combination is approved by the board of directors prior to the time such person became an interested stockholder, or certain other exceptions apply. An “interested stockholder” is defined generally as a person who, together with affiliates and associates, owns (or within the preceding five-year period owned) 10% or more of the voting power of the outstanding voting stock of such corporation. A “business combination” includes mergers, consolidations, sales, leases, exchanges, mortgages, pledges, transfers or other dispositions of assets having a value of 10% or more of such corporation’s total assets, certain issuances of stock or other securities and certain other transactions.

In addition, but not in limitation of the five-year restriction, if applicable, under the Shareholders Protection Act, the Company may not engage in a business combination with an interested stockholder at any time unless:

•the Board of Directors approved the business combination prior to the time the stockholder became an interested stockholder;

•the holders of two-thirds of the Company’s voting stock (which includes Capital Stock) not beneficially owned by the interested stockholder affirmatively vote to approve the business combination at a meeting called for that purpose;

•the consideration received by the non-interested stockholders in the business combination meets the standards of the statute, which is designed to ensure that all other stockholders receive at least the highest price per share paid by the interested stockholder; or

•a business combination is approved by (a) the Board of Directors, or a committee of the Board of Directors consisting solely of persons who are not employees, officers, directors, stockholders, affiliates or associates of the interested stockholder prior to the consummation of the business combination; and (b) the affirmative vote of the holders of a majority of the voting stock (excluding that beneficially owned by the interested stockholder) at a meeting called for that purpose if the transaction or series of related transactions with the interested stockholder which caused the person to become an interested stockholder was approved by the Board of Directors prior to the consummation of that transaction or series of related transactions.

A New Jersey corporation that has publicly traded voting stock may not opt out of these restrictions. These provisions could have the effect of delaying, deferring or preventing a change of control of the Company.

Advance Notice Requirements. Stockholders wishing to nominate persons for election to the Board of Directors at an annual meeting or to propose any business to be considered by the Company’s stockholders at an annual meeting must comply with certain advance notice and other requirements set forth in the By-Laws.

Board Vacancies. Any vacancy on the Board of Directors may be filled by the affirmative vote of a majority of the directors then in office; provided that in case of an increase in the number of directors pursuant to an amendment to the By-Laws made by the Company’s stockholders, the stockholders may fill the vacancy or vacancies so created at the meeting at which such amendment is effected or may authorize the Board of Directors to fill such vacancy or vacancies. Any director elected to fill a vacancy shall hold office until the next annual meeting of stockholders and until such director’s successor shall have been elected and qualified.

Special Meetings; Stockholder Action by Written Consent. Special meetings of the stockholders may be called at any time by the Chairman of the Board of Directors or the Company’s president, or a majority of the Board of Directors, and upon the written request of stockholders of record holding a majority of Capital Stock issued and outstanding and entitled to vote at such meeting.

Amendments and Certain Other Provisions. The By-Laws may be altered, amended or repealed at any regular meeting of the stockholders (or at any special meeting thereof duly called for that purpose) by a majority of votes cast at such meeting. Subject to the laws of the State of New Jersey, the Charter and the By-Laws, the Board of Directors may amend the By-Laws by a majority vote of the members of the Board of Directors at the time in office at any regular or special meeting of the Board of Directors.